Exhibit 99

Family Dollar Reports Record Earnings

  Fiscal 2009 Earnings Per Diluted Share Increased 24.7% to $2.07
  Fourth Quarter Earnings Per Diluted Share Increased 13.2% to $0.43
  Company Introduces Fiscal 2010 Guidance

MATTHEWS, N.C.--(BUSINESS WIRE)--October 7, 2009--Family Dollar Stores, Inc. (NYSE: FDO), today reported that net income per diluted share for the year ended August 29, 2009 (“fiscal 2009”), increased 24.7% to $2.07 compared with $1.66 for the year ended August 30, 2008 (“fiscal 2008”). Net income for the year increased 25.0% to $291.3 million compared with net income of $233.1 million for fiscal 2008.

“Despite the challenges resulting from a rapidly changing economic environment, our team has delivered a strong performance this year, driving improvements across most key metrics, including increased customer traffic, operating margin expansion, earnings-per-share growth, greater inventory productivity and higher employee retention,” said Howard R. Levine, Chairman and Chief Executive Officer.

“As I reflect on these results, I am especially proud of how quickly our team worked to position Family Dollar to serve an expanding customer base. Understanding the increased pressures facing consumers, we accelerated key investments to enhance the convenience and shopability of our stores,” continued Levine. “I am pleased with the progress we have made and believe that we are well-positioned to continue to meet our customers’ evolving needs as economic conditions stabilize and improve.”

Fiscal 2009 Results

As previously reported, sales for fiscal 2009 were $7.401 billion, or 6.0% above sales of $6.984 billion for fiscal 2008. Sales in comparable stores increased 4.0%. The increase in comparable store sales was the result of higher customer traffic, as measured by the number of register transactions, and an increase in the value of the average customer transaction. Sales in fiscal 2009 were strongest in the Consumables category. During fiscal 2009, the Company opened 180 new stores and closed 96 stores.

Gross profit, as a percentage of sales, was 34.8% in fiscal 2009 compared to 33.6% in fiscal 2008. The improvement in gross profit, as a percentage of sales, was a result of lower freight expense, lower inventory shrinkage, lower markdowns and higher purchase mark-ups which more than offset stronger sales of lower-margin consumable merchandise.

Selling, general and administrative (“SG&A”) expenses, as a percentage of sales, were 28.7% in fiscal 2009 compared with 28.4% in fiscal 2008. Most expenses, including payroll and occupancy costs, were leveraged during the year as a result of a strong comparable store sales increase and continued expense management. These improvements were offset by higher incentive compensation expense and higher insurance expense.

Operating profit, as a percentage of sales, was 6.1% in fiscal 2009 compared with 5.2% in fiscal 2008. Higher gross profit, as a percentage of sales, more than offset higher SG&A expense, as a percentage of sales.

At the end of fiscal 2009, the Company had approximately $438.9 million in cash and cash equivalents compared with $158.5 million at the end of fiscal 2008. During fiscal 2009, the Company generated $529.9 million in operating cash flow compared with $515.7 million in fiscal 2008.

The Company’s inventories at the end of fiscal 2009 were $993.8 million, or 3.8% below inventories of $1,032.7 million at the end of fiscal 2008. Average inventory per store at the end of fiscal 2009 was approximately 5% lower than the average inventory per store at the end of the fiscal 2008.

Capital expenditures were $155.4 million in fiscal 2009 compared with $167.9 million in fiscal 2008. During fiscal 2009, the Company paid $72.7 million, or $0.53 per share, in dividends compared to $67.4 million, or $0.49 per share, in fiscal 2008. During fiscal 2009, the Company repurchased approximately 2.3 million shares of its common stock for a total cost of $71.1 million. The Company has authorization to purchase up to an additional $62.0 million of its common stock.

Fourth Quarter Results

“The fourth quarter was our most challenging quarter this year. Not only did we anniversary the effect of last year’s stimulus package, but we also re-merchandised the sales floor in approximately half our chain during the quarter,” said Levine. “I am pleased with how well our teams executed these changes, and customers are responding favorably to the improved store layout. While our ambitious pace did pressure SG&A expenses in the quarter, I believe that these investments support our continued efforts to expand our assortment of key traffic-driving consumables and improve the in-store shopping experience.”

As previously reported, net sales for the fourth quarter of fiscal 2009 were $1.811 billion, or 2.6% above sales of $1.766 billion for the fourth quarter of fiscal 2008. Sales in comparable stores increased 1.0%. The increase in comparable store sales was a result of an increase in customer traffic, as measured by the number of register transactions. Sales in the fourth quarter of fiscal 2009 were strongest in the Consumables category. During the fourth quarter of fiscal 2009, the Company opened 32 stores and closed 31 stores.

Gross profit, as a percentage of sales, was 34.5% in the fourth quarter of fiscal 2009 compared to 32.9% in the fourth quarter of fiscal 2008. The improvement in gross profit, as a percentage of sales, was a result of lower freight expense, lower inventory shrinkage and higher purchase mark-ups which more than offset stronger sales of lower-margin consumable merchandise.

SG&A expenses in the fourth quarter of fiscal 2009 increased 6.9% to $533.5 million compared to $499.2 million in the fourth quarter of fiscal 2008. As a percentage of sales, SG&A expenses were 29.5% in the fourth quarter of fiscal 2009 compared with 28.3% in the fourth quarter of fiscal 2008. The increase in SG&A, as a percentage of sales, was primarily a result of additional expenses related to the Company’s space realignment efforts and Store of the Future rollout and the effect of a 1.0% increase in comparable store sales.

In the fourth quarter of fiscal 2009, the Company’s effective tax rate was approximately 32.6% compared with 34.8% in the fourth quarter of fiscal 2008. The decrease in the tax rate was primarily the result of greater federal jobs tax credits.

Net income per diluted share in the fourth quarter of fiscal 2009 increased 13.2% to $0.43 compared with $0.38 per diluted share in the fourth quarter of fiscal 2008. Net income for the fourth quarter of fiscal 2009 increased 13.0% to $60.1 million, compared with $53.2 million for the fourth quarter of fiscal 2008.

Outlook

Commenting on the Company’s outlook for fiscal 2010, Levine said, “While predicting near-term economic conditions remains difficult, we believe that the current consumer focus on saving money will remain strong in 2010. Our strategy of providing value and convenience positions us well to deliver sustainable growth for our shareholders as the economy stabilizes and improves.”

For fiscal 2010, the Company expects net sales will increase 5% to 7% as compared with fiscal 2009. The Company expects comparable store sales will increase 3% to 5% and expects to open approximately 200 new stores. Capital expenditures for fiscal 2010 are expected to be between $160 million and $180 million and will include investments to support the Company’s key technology initiatives, new store openings and existing store improvements. Reflecting the anticipated impact from stronger consumable sales, an expanded private label program and investments the Company is making to enhance the shopping experience, the Company expects earnings per share will be between $2.15 and $2.35 in fiscal 2010.

The Company estimates that comparable store sales for the September period increased approximately 5%. For the first quarter, the Company expects that comparable store sales will increase 3% to 5%. The Company expects net sales for the quarter will increase 5% to 7% and that earnings per share will be between $0.45 and $0.50 compared with $0.42 in the first quarter of fiscal 2009.

Cautionary Statements

Certain statements contained in this press release are “forward-looking statements” that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address certain plans, activities or events which the Company expects will or may occur in the future and relate to, among other things, the state of the economy, the Company’s investment plans, net sales, comparable store sales, cost of sales, SG&A expenses, and earnings per diluted share. Various risks, uncertainties and other factors could cause actual results to differ materially from those expressed in any forward-looking statement. Consequently, all of the forward-looking statements made by the Company in this and in other documents or statements are qualified by factors, risks and uncertainties, including, but not limited to, those set forth under the headings titled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission up to the date of this release.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company does not undertake to update or revise these forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized, except as may be required by law.

Fourth Quarter Earnings Conference Call Information

The Company plans to host a conference call with investors today at 10:00 A.M. EDT to discuss these results. If you wish to participate, please call (800) 857-5160 for domestic US calls and (312) 470-7174 for international calls at least 10 minutes before the call is scheduled to begin. The passcode for the conference call is FAMILY DOLLAR.

There will also be a live webcast of the conference call that can be accessed at the following link:

http://www.familydollar.com/investors.aspx?p=irhome.

A replay of the webcast will be available at the same address noted above after 2:00 P.M. EDT, October 7, 2009.

About Family Dollar

Operating small store locations, Family Dollar is one of the fastest growing discount retail chains in the United States. Family Dollar offers a core assortment of name-brand and quality consumable merchandise supplemented by fashion and seasonal merchandise at everyday low prices.

Beginning with one store in 1959 in Charlotte, North Carolina, the Company currently operates more than 6,600 stores in 44 states. Family Dollar Stores, Inc., a Fortune 500 company, is based in Matthews, North Carolina, just outside of Charlotte and is a publicly held company with common stock traded on the New York Stock Exchange under the symbol FDO. For more information, please visit www.familydollar.com.

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	For the Fourth Quarter Ended
(in thousands, except per share amounts)	August 29, 2009	% of Net Sales	August 30, 2008	% of Net Sales

Net sales	$1,811,424	100.0%	$1,765,777	100.0%

Cost of sales	1,186,168	65.5%	1,184,525	67.1%

Gross profit	625,256	34.5%	581,252	32.9%

Selling, general and administrative expenses	533,511	29.5%	499,156	28.3%

Operating profit	91,745	5.0%	82,096	4.6%

Interest income	553	0.0%	2,640	0.1%

Interest expense	3,161	0.2%	3,259	0.2%

Income before income taxes	89,137	4.8%	81,477	4.5%

Income taxes	29,021	1.6%	28,326	1.6%

Net income	$60,116	3.2%	$53,151	2.9%

Net income per common share - basic	$0.43		$0.38
Weighted average shares - basic	139,441		139,701

Net income per common share - diluted	$0.43		$0.38
Weighted average shares - diluted	140,199		140,114

Dividends declared per common share	$0.135		$0.125

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	For the Year Ended
(in thousands, except per share amounts)	August 29, 2009	% of Net Sales	August 30, 2008	% of Net Sales

Net sales	$7,400,606	100.0%	$6,983,628	100.0%

Cost of sales	4,822,401	65.2%	4,637,826	66.4%

Gross profit	2,578,205	34.8%	2,345,802	33.6%

Selling, general and administrative expenses	2,120,936	28.7%	1,980,496	28.4%

Operating profit	457,269	6.1%	365,306	5.2%

Interest income	6,595	0.1%	11,042	0.2%

Interest expense	12,939	0.2%	14,586	0.2%

Income before income taxes	450,925	6.0%	361,762	5.2%

Income taxes	159,659	2.2%	128,689	1.8%

Net income	$291,266	3.8%	$233,073	3.4%

Net income per common share - basic	$2.08		$1.66
Weighted average shares - basic	139,894		140,193

Net income per common share - diluted	$2.07		$1.66
Weighted average shares - diluted	140,522		140,494

Dividends declared per common share	$0.53		$0.49

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (Unaudited)

(in thousands, except per share and share amounts)	August 29, 2009	August 30, 2008
Assets
Current assets:
Cash and cash equivalents	$438,890	$158,502
Investment securities	5,801	—
Merchandise inventories	993,797	1,032,685
Deferred income taxes	93,164	87,715
Income tax refund receiveable	8,618	7,007
Prepayments and other current assets	59,168	58,182
Total current assets	1,599,438	1,344,091

Property and equipment, net	1,056,449	1,071,883
Investment securities	163,545	222,104
Other assets	23,290	23,704

Total assets	$2,842,722	$2,661,782

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$528,104	$570,699
Accrued liabilities	529,927	496,820
Income taxes	1,676	1,466
Total current liabilities	1,059,707	1,068,985

Long-term debt	250,000	250,000
Deferred income taxes	55,261	50,998
Income taxes	37,694	37,716
Commitments and contingencies

Shareholders' equity:
Preferred stock, $1 par; authorized and unissued 500,000 shares	—	—

Common stock, $.10 par; authorized 600,000,000 shares
	14,549	14,413
Capital in excess of par	210,349	166,669
Retained earnings	1,387,905	1,170,652
Accumulated other comprehensive loss	(8,960)	(4,862)
	1,603,843	1,346,872
Less: common stock held in treasury, at cost	163,783	92,789

Total shareholders' equity	1,440,060	1,254,083

Total liabilities and shareholders' equity	$2,842,722	$2,661,782

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	For the Year Ended
(in thousands)	August 29, 2009	August 30, 2008
Cash flows from operating activities:
Net income	$291,266	$233,073
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	159,808	149,598
Deferred income taxes	4,426	6,878
Stock-based compensation	11,538	10,073
Loss on disposition of property and equipment, including impairment
	9,924	6,298
Other gains and losses	1,228	—
Changes in operating assets and liabilities:
Merchandise inventories	38,888	33,213
Income tax refund receivable	(1,611)	37,387
Prepayments and other current assets	(986)	(5,477)
Other assets	1,038	2,798
Accounts payable and accrued liabilities	16,494	15,814
Income tax liabilities	(2,155)	26,083
	529,858	515,738
Cash flows from investing activities:
Purchases of investment securities	—	(1,071,570)
Sales of investment securities	44,943	1,039,115
Capital expenditures	(155,401)	(167,932)
Proceeds from dispositions of property and equipment	1,103	831
	(109,355)	(199,556)
Cash flows from financing activities:
Revolving credit facility borrowings	—	736,300
Repayment of revolving credit facility borrowings	—	(736,300)
Payment of debt issuance costs	(624)	(304)
Repurchases of common stock	(71,067)	(97,674)
Changes in cash overdrafts	(27,256)	(79,727)
Proceeds from exercise of employee stock options	31,525	257
Excess tax benefits from stock-based compensation	45	—
Payment of dividends	(72,738)	(67,408)
	(140,115)	(244,856)

Net increase (decrease) in cash and cash equivalents	280,388	71,326
Cash and cash equivalents at beginning of period	158,502	87,176
Cash and cash equivalents at end of period	$438,890	$158,502

Supplemental disclosure of cash flow information:
Purchases of property and equipment awaiting processing for payment, included in accounts payable
	$4,575	$6,579
Cash paid during the period for:
Interest, net of amounts capitalized	12,192	14,340
Income taxes, net of refunds	158,486	58,891

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES
Selected Additional Information

NET SALES BY CATEGORY:
	For the Fourth Quarter Ended
(in thousands)	August 29, 2009	August 30, 2008	% Change
Consumables	$1,199,293	$1,124,139	6.7%
Home products	216,973	227,592	-4.7%
Apparel and accessories	211,146	228,813	-7.7%
Seasonal and electronics	184,012	185,233	-0.7%
TOTAL	$1,811,424	$1,765,777	2.6%

	For the Year Ended
(in thousands)	August 29, 2009	August 30, 2008	% Change
Consumables	$4,764,835	$4,263,681	11.8%
Home products	988,550	1,002,110	-1.4%
Apparel and accessories	831,321	915,155	-9.2%
Seasonal and electronics	815,900	802,682	1.6%
TOTAL	$7,400,606	$6,983,628	6.0%

STORES IN OPERATION:
	For the Year Ended
	August 29, 2009	August 30, 2008
Beginning Store Count	6,571	6,430
New Store Openings	180	205
Store Closings	(96)	(64)
Ending Store Count	6,655	6,571
Total Square Footage (000s)	56,589	55,730
Total Selling Square Footage (000s)	47,120	46,324

CONTACT:
Family Dollar Stores, Inc.
INVESTOR CONTACT:
Kiley F. Rawlins, CFA
704-849-7496
krawlins@familydollar.com
or
MEDIA CONTACT:
Josh Braverman, 704-814-3447
jbraverman@familydollar.com